Change of Control Agreement for Officers

This Change of Control Agreement (“Agreement”) between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and Kathleen L. Quirk (the “Executive”) is dated effective as of February 3, 2004 (the “Agreement Date”).

ARTICLE I
Definitions

1.1

Company.  As used in this Agreement, “Company” means the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company.

1.2

Change of Control. (a)  “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i)

the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 1.2(a)(i), the following will not constitute a Change of Control:

(A)

any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Section 1.2(a)(iii) hereof) of Common Stock directly from the Company,

(B)

any acquisition of Common Stock by the Company or its subsidiaries,

(C)

any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(D)

any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section 1.2(a)(iii) hereof; or

(ii)

individuals, excluding the representatives of Rio Tinto (as defined below), who, as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual, excluding any representative of Rio Tinto, becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii)

the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(A)

the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(B)

no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation; provided, that if that certain Agreement dated as of May 2, 1995 by and between the Company and Rio Tinto remains in effect as it may be amended from time to time with respect to the Post-Transaction Corporation, then Rio Tinto and its Affiliates may Beneficially Own any amount less than the number of shares of the Post-Transaction Corporation that could elect a majority of the directors of the Post-Transaction Corporation if all directors were to be elected at a single meeting, and

(C)

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(iv)

approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)

As used in this Section 1.2 and elsewhere in this Agreement, the following terms have the meanings indicated:

(i)

Affiliate:  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii)

Beneficial Owner:  “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii)

Company Voting Stock:  “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(iv)

Majority Shares:  “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(v)

Person:  “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vi)

Post-Transaction Corporation:  Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control.  If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.

(vii)

Threshold Percentage: (A)  As long as that certain Agreement dated as of May 2, 1995, by and between the Company and Rio Tinto Indonesia Limited (“Rio Tinto”) remains in effect as it may be amended from time to time, “Threshold Percentage” means with respect to Rio Tinto and its Affiliates, that percentage of Common Stock that would result in Rio Tinto and its Affiliates having Beneficial Ownership of shares of Company Voting Stock equal to or greater than the Majority Shares; provided that, solely for purposes of such calculation, the shares of Company Voting Stock issuable upon exercise of warrants, options or other rights, or upon conversion or exchange of convertible or exchangeable securities, owned by Rio Tinto and its Affiliates, will be treated as outstanding Company Voting Stock.  (B) With respect to any other Person and its Affiliates, “Threshold Percentage” means 30% of all then outstanding Common Stock.

(viii)

Common Stock:  “Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

1.3

Cause.  “Cause” shall mean:

(a)

The Executive’s willful and continued failure to perform substantially the Executive’s duties with the Post-Transaction Corporation or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(b)

The Executive’s material breach of this Agreement after a written demand is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has materially breached this Agreement; or

(c)

The final conviction of the Executive or an entering of a guilty plea or a plea of no contest by the Executive to a felony.

For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of the Post-Transaction Corporation or its Affiliates.  Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to the Post-Transaction Corporation or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Post-Transaction Corporation or its Affiliates.  The termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (a), (b) or (c) above, and specifying the particulars of such conduct.

1.4

Good Reason.  “Good Reason” shall mean:

(a)

Any failure of the Post-Transaction Corporation to provide the Executive with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control.  Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation or its Affiliates;

(b)

The assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.1(b) of this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Post-Transaction Corporation;

(c)

Any failure by the Post-Transaction Corporation or its Affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Post-Transaction Corporation;

(d)

The Post-Transaction Corporation or its Affiliates requiring the Executive to be based at any office or location other than as provided in Section 2.1(b)(ii) hereof or requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the Change of Control; or

(e)

Any failure by the Company to comply with and satisfy Sections 4.1(c) and (d) of this Agreement.

For purposes of this Section 1.4, any determination of “Good Reason” made by the Executive in good faith and based upon his reasonable belief and understanding shall be conclusive.

1.5

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6

Disability.  “Disability” shall mean:

(a)

A disability entitling the Executive to receive benefits under a long-term disability insurance policy maintained by the Post-Transaction Corporation or an Affiliate in effect at the time either because he is totally disabled or partially disabled, as such terms are defined in such policy in effect as of the Agreement Date or as similar terms are defined in any successor policy.

(b)

If there is no long-term disability plan in effect covering the Executive, and if (i) a physical or mental illness renders the Executive incapable of satisfactorily discharging his duties and responsibilities to the Post-Transaction Corporation or an Affiliate for a period of 90 consecutive days, and (ii) such incapacity is certified in writing by a duly qualified physician chosen by the Post-Transaction Corporation or an Affiliate and reasonably acceptable to the Executive or his legal representatives, then the Board will have the power to determine that the Executive has become disabled.  If the Board makes such a determination, the Post-Transaction Corporation or its Affiliate will have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Executive as an officer and employee.  Any such termination will become effective 30 days after such notice of termination is given, unless within such 30-day period, the Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Post-Transaction Corporation or an Affiliate and reasonably acceptable to the Executive or his legal representatives so certifies in writing) and the Executive in fact resumes such services.

(c)

The “Disability Effective Date” will mean the date on which termination of Executive’s status as an officer and employee becomes effective due to Disability.

1.7

Retirement.  “Retirement” (and variants thereof) for purposes of this Agreement is defined as the Executive’s voluntary termination of his status as an officer and employee at any time after reaching age 60, but shall not include a termination for Good Reason.

1.8

Board.  “Board” shall mean the Board of Directors of the Company, or if after a Change of Control, the Post-Transaction Corporation.

1.9

Termination Date.  “Termination Date” means, if Executive’s status as an officer and employee is terminated (i) by reason of Executive’s death, the date of Executive’s death, (ii) by reason of Disability, the Disability Effective Date, (iii) by the Company other than by reason of death or Disability, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice, or (iv) by the Executive other than by reason of death, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice.

ARTICLE II
Change of Control Benefit

2.1

Employment Term and Capacity after Change of Control. (a)  If the Executive continues to serve as an officer of the Company and a Change of Control occurs on or before December 31, 2008, then the Executive’s employment term (the “Employment Term”) shall continue through the later of the third anniversary of the Change of Control or December 31, 2008, subject to any earlier termination of Executive’s status as an officer and employee pursuant to this Agreement.

(b)

After a Change of Control and during the Employment Term, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Change of Control or any office or location less than 35 miles from such location.  Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation or an Affiliate.

2.2

Compensation and Benefits.  During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a)

Salary.  An annual salary (“Base Salary”) at the highest rate in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control, payable to the Executive at such intervals no less frequent than the most frequent intervals in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, the intervals in effect at any time after the Change of Control for other most senior executives of the Post-Transaction Corporation and its Affiliates.

(b)

Bonus.  Executive shall be entitled to participate in an annual incentive bonus program applicable to other most senior executives of the Post-Transaction Corporation and its Affiliates but in no event shall such program provide the Executive with incentive opportunities less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under the Company’s annual cash plan as in effect for Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(c)

Fringe Benefits.  The Executive shall be entitled to fringe benefits (including, but not limited to, automobile allowance, air travel, and reimbursement for club membership dues) in accordance with the most favorable agreements, plans, practices, programs and policies of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(d)

Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including food and lodging) incurred by the Executive in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(e)

Incentive, Savings and Retirement Plans.  The Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other most senior executives of the Post-Transaction Corporation and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control.

(f)

Welfare Benefit Plans.  The Executive and the Executive’s family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Post-Transaction Corporation and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other most senior executives of the Post-Transaction Corporation and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control.

(g)

Indemnification and Insurance.  The Post-Transaction Corporation shall indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against him arising out his services during or prior to the Employment Term.  In addition, the Post-Transaction Corporation shall maintain a directors’ and officers’ insurance policy covering the Executive substantially in the form of the policy maintained by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(h)

Office and Support Staff.  The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

(i)

Vacation.  The Executive shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its Affiliates as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its Affiliates.

2.3

Obligations upon Termination after a Change of Control.

(a)

Death, Disability or Retirement.  If, after a Change of Control and during the Employment Term, (1) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death, (2) the Post-Transaction Corporation terminates the Executive’s status as an officer and employee by reason of Executive’s Disability, or (3) the Executive Retires and terminates his status as an officer and employee, then, subject to Section 2.3(f):

(i)

The Post-Transaction Corporation or an Affiliate will pay to the Executive or his legal representatives the sum of (A) the amount of the Executive’s Base Salary earned through the Termination Date to the extent not previously paid and (B) any compensation previously deferred by the Executive (together with any accrued interest on earnings thereon) to the extent not previously paid in accordance with the terms of the deferred compensation plans under which such compensation was deferred (the sum of the amounts described in clauses (A) and (B) being hereinafter referred to as the “Accrued Obligations”);

(ii)

The Post-Transaction Corporation or an Affiliate will pay to the Executive or his legal representatives a pro rata bonus in an amount determined by calculating the bonus that the Executive would receive for the fiscal year in which the Termination Date occurs based upon the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the Termination Date occurs, annualized as if such level of performance had continued throughout the entire fiscal year and then multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (the “Pro Rata Bonus”);

(iii)

If the Executive Retires, then for a period commencing on the Termination Date and ending on the earlier of (A) the third anniversary of the Termination Date, or (B) the date that the Executive accepts new employment (the “Continuation Period”), the Post-Transaction Corporation or an Affiliate will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee as of the Termination Date, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and all applicable laws.  The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date.  If Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Post-Transaction Corporation or an Affiliate will provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans.  At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Post-Transaction Corporation or an Affiliate that relates specifically to the Executive.  To the maximum extent permitted by law, the Executive will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the end of the Continuation Period or earlier cessation of the Post-Transaction Corporation’s obligation under the foregoing provisions of this paragraph; and

(iv)

The Post-Transaction Corporation or an Affiliate will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation or its Affiliates with respect to services rendered by the Executive prior to the Termination Date.

(b)

Cause.  If, after a Change of Control and during the Employment Term, the Executive’s status as an officer and employee is terminated by the Post-Transaction Corporation or an Affiliate for Cause, the Post-Transaction Corporation or Affiliate will pay to the Executive the Accrued Obligations without further obligation to the Executive other than for obligations by law and obligations for any benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation or Affiliate with respect to services rendered by the Executive prior to the Termination Date.

(c)

Termination by Company for Reasons other than Death, Disability or Cause; by Executive for Good Reason.  If, after a Change of Control and during the Employment Term, the Post-Transaction Corporation or an Affiliate terminates the Executive’s status as an officer and employee other than for Cause, death or Disability, or the Executive terminates his status as an officer and employee for Good Reason, then, subject to Section 2.3(f) hereof:

(i)

The Post-Transaction Corporation or an Affiliate will pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

(ii)

The Post-Transaction Corporation or an Affiliate will pay to the Executive an amount equal to three times the sum of (A) the Executive’s Base Salary in effect at the Termination Date and (B) the highest bonus awarded to the Executive during the three fiscal years immediately preceding the Termination Date;

(iii)

For the Continuation Period, the Post-Transaction Corporation or an Affiliate will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee as of the Termination Date; provided that Executive’s continued participation is possible under the general terms and provisions of such plans and all applicable laws.  The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date; provided, however, in the event of the Disability of Executive during the Continuation Period, disability benefits will, to the maximum extent possible, not be paid for the Continuation Period but will instead commence immediately following the end of the Continuation Period.  If Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Post-Transaction Corporation or its Affiliate will provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans.  At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Post-Transaction Corporation or its Affiliate that relates specifically to the Executive.  To the maximum extent permitted by law, the Executive will be eligible for coverage under COBRA at the end of the Continuation Period or earlier cessation of the Post-Transaction Corporation’s obligation under the foregoing provisions of this paragraph;

(iv)

All benefits that the Executive is entitled to receive pursuant to benefit plans maintained by the Post-Transaction Corporation or an Affiliate under which benefits are calculated based upon years of service or age will be calculated by treating the Executive as having attained two additional years of age and as having provided two additional years of service as of the Termination Date; and

(v)

The Post-Transaction Corporation or an Affiliate will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation or Affiliate with respect to services rendered by the Executive prior to the Termination Date.

(d)

Resignation from Board of Directors.  If the Executive is a director of the Post-Transaction Corporation or any of its Affiliates and his status as an officer and employee is terminated for any reason other than death, the Executive will, if requested by the Post-Transaction Corporation, immediately resign as a director of the Post-Transaction Corporation and its Affiliates.  If such resignation is not received within 20 business days after the Executive actually receives written notice from the Post-Transaction Corporation requesting the resignation, the Executive will forfeit any right to receive any payments pursuant to this Agreement.

(e)

Nondisclosure and Proprietary Rights.  The rights and obligations of the Company and the Executive contained in Article III hereof will continue to apply notwithstanding a termination following a Change of Control.

(f)

Most Favorable Benefits.  It is the intention of the parties that the terms of this Agreement provide payments and benefits to the Executive that are equivalent or more beneficial to the Executive than are otherwise available to the Executive under the terms of any applicable benefit plan or related compensation agreement.  To that end, the terms of the Agreement shall govern the payments and benefits to which the Executive shall be entitled upon the termination of the Executive’s status as an officer and employee as provided herein, except that if the terms of any applicable benefit plan or related compensation agreement provide more favorable benefits to the Executive than are provided hereunder, the terms of such plan or agreement shall control.

2.4

Excise Tax Provision.

(a)

Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any of the payments or benefits received or to be received by the Executive in connection with the Change of Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 2.3(c) hereof, but excluding any payment to be made pursuant to this Section 2.4, being hereinafter referred to as the “Initial Payments”) will be subject (in whole or in part) to an excise tax imposed by section 4999 of the Code or any similar tax (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any Excise Tax on the Initial Payments, (ii) any federal, state and local income and employment taxes on the Gross-Up Payment, (iii) any Medicare tax on the Gross-Up Payment, and (iv) the Excise Tax on the Gross-Up Payment, shall be equal to the Initial Payments.

(b)

For purposes of determining whether any of the Initial Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Initial Payments shall be treated as “parachute payments” (within the meaning of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of the Code) in excess of the “Base Amount” (within the meaning set forth in the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within ten business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Initial Payments.

(d)

The Gross-Up Payment provided in Section 2.4 shall be made not later than the “Payment Day.”  The Payment Day shall be the tenth business day following the date of termination, or, if the Executive becomes entitled, before the Executive’s employment is terminated, to a Gross-Up Payment under this Section 2.4, then not later than the tenth business day following the date as of which the present value of the Initial Payments is calculated for purposes of determining the amount of such Gross-Up Payment.  Notwithstanding the preceding provisions of this Section 2.4(d), if the amount of the Gross-Up Payment cannot be finally determined on or before the Payment Day, the Company shall pay to the Executive on the Payment Day an estimate, as determined in accordance with Section 2.4(b), of the minimum amount of the Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of the Gross-Up Payment (together with interest on the unpaid remainder at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Payment Day.  In the event that the amount of the estimated Gross-Up Payment so made exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the tenth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that any Gross-Up Payment is made pursuant to Section 2.4(a) (and at the time that any additional Gross-Up Payment is made pursuant to Section 2.4(c)), the Company shall provide the Executive with a written statement setting forth the manner in which any such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinion or advice which is in writing shall be attached to the statement).

2.5

Stock Options; Performance Units; Restricted Stock Units.  The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock of the Company, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any related limited rights, any restricted stock units the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, the performance units under the long-term performance incentive plans, and any other incentive or similar plan heretofore or hereafter adopted by the Company.

2.6

Legal Fees.  The Company agrees to pay as incurred all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement).

ARTICLE III
Nondisclosure and Proprietary Rights

3.1

Confidential Information.  For purposes of this Agreement, the term "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its Affiliates’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

3.2

Nondisclosure of Confidential Information.  Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by Executive during Executive’s employment (whether prior to or after the Agreement Date) and will use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company.  For a period of five years after the Termination Date, Executive agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto.  In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information, Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

3.3

Injunctive Relief; Other Remedies.  Executive acknowledges that a breach by Executive of Section 3.2 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Section 3.2, the Company will be entitled to injunctive relief restraining Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.  Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  In addition to the exercise of the foregoing remedies, the Company will have the right upon the occurrence of any such breach to offset the damages of such breach as determined by the Company, against any unpaid salary, bonus, commissions or reimbursements otherwise owed to Executive.  In particular, Executive acknowledges that the payments provided under Article II are conditioned upon Executive fulfilling the nondisclosure agreements contained in this Article III.  If Executive at any time materially breaches nondisclosure agreements contained in this Article III, then the Company may offset the damages of such breach, as determined solely by the Company, against payments otherwise due to Executive under Article II or, at the Company’s option, suspend payments otherwise due to Executive under Article II during the period of such breach.  Executive acknowledges that any such offset or suspension of payments would be an exercise of the Company’s right to offset or suspend its performance hereunder upon Executive’s breach of this Agreement; such offset or suspension of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.

3.4

Governing Law of this Article III; Consent to Jurisdiction.  Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article III or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, will be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby consent to the jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree that service of process may be made upon him or it in any legal proceeding relating to this Article III by any means allowed under the laws of such jurisdiction.

3.5

Executive’s Understanding of this Article.  Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article III.  Executive acknowledges that the duration of the covenants contained in Article III are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, and (b) Executive’s level of control over and contact with the business and operations of the Company and its Affiliates in various jurisdictions where same are conducted.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article III invalid or unenforceable.

ARTICLE IV
Miscellaneous

4.1

Binding Effect; Successors.

(a)

This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b)

This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)

The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive.

(d)

The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.

4.2

Notices.  All notices hereunder must be in writing and, unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

New Orleans, Louisiana  70112

Attention:  Chairman of Corporate Personnel Committee

If to the Executive, to:

Kathleen L. Quirk

4816 St. Charles Avenue

New Orleans, Louisiana 70115

or such other address as to which any party hereto may have notified the other in writing.

4.3

Governing Law.  Except as provided in Article III hereof, this Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws.

4.4

Withholding.  The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

4.5

Amendment, Waiver.  No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

4.6

Severability.  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

4.7

Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

4.8

Remedies Not Exclusive.  No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

4.9

Company’s Reservation of Rights.  Executive acknowledges and understands that the Executive serves at the pleasure of the Board and that the Company has the right at any time to terminate Executive’s status as an employee of the Company or any of its Affiliates, or to change or diminish his status during the Employment Term, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

4.10

Prior Change of Control Agreement.  Effective as of the Agreement Date, this Agreement supersedes any prior change of control or nondisclosure agreement between the Executive and the Company.

4.11

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

Freeport-McMoRan Copper & Gold Inc.

By: /s/ H. Devon Graham, Jr.

H. Devon Graham, Jr.

Director and Chairman of the

Corporate Personnel Committee of the

Board of Directors

Executive

                                                                              /s/ Kathleen L. Quirk

Kathleen L. Quirk

Signature Page of Change of Control Agreement

between Freeport-McMoRan Copper & Gold Inc.

and Kathleen L. Quirk